U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                                                   OMB APPROVAL
                                                   OMB Number:         3235-0287
                                                   Expires:   September 30, 1998
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                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*

Humphreys                               Randall                   D.
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   (Last)                              (First)                (Middle)


9150 Glenwood
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                                    (Street)


Overland Park                        Kansas              66212
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   (City)                           (State)              (Zip)


2.   Issuer Name and Ticker or Trading Symbol

Advanced Nutraceuticals, Inc. (ANII)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

July/2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date*    Expira-            Number  ity      Month     (I)     ship
Security            Secur-   Day/     ------   ------------- Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)      (D) cisable  Date     Title     Shares  5)       4)        4)      4)
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Subordinated        $1.00*   7/19/02  P         175,000*     7/19/02  7/18/03  Common    175,000*         175,000*    I*    By
Promissory Note                                                                Stock                                        Glenwood
                                                                                                                            Capital
                                                                                                                            Partners
                                                                                                                            I, L.P.
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Warrant             $1.00    7/19/02  P          35,000      7/19/02  1/19/05  Common     35,000           35,000     I*    By
(Right to Buy)                                                                 Stock                                        Glenwood
                                                                                                                            Capital
                                                                                                                            Partners
                                                                                                                            I, L.P.

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Explanation of Responses:

*The reporting person owns an indirect minority interest in the profits of Glenwood Capital Partners I, L.P. and disclaims beneficial ownership.

* The conversion price and number of securities were changed in August 2002.


/s/ Randall D. Humphreys                                 September 10, 2002
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB Number.
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